EX-99.1 Press Release

NEWS RELEASE
Contact: Investor Relations
For Immediate Release
(206) 298-2909

EMERITUS ANNOUNCES AGREEMENT
TO PURCHASE 29 COMMUNITIES

SEATTLE, WA, June 9, 2008 - Emeritus Corporation (AMEX: ESC), a national provider of assisted living and related services to senior citizens, announced today that it has entered into an agreement to purchase 29 communities currently leased by the Company for a purchase price of $299.8 million, excluding transaction costs.  The communities comprise 2,257 units, are located throughout the United States, and offer assisted living and memory care services to seniors.  Eight of the communities are currently subject to a cash flow sharing agreement with an entity controlled by Dan Baty, the Company’s Co-CEO.  As part of this purchase, these communities will be held in a joint venture owned by the Company and a Baty-related entity which provides for similar economic terms and conditions as the existing cash flow sharing agreement.

“This acquisition dovetails with our long term strategy by giving us ownership control over our properties, lowering our long-term financing costs, and allowing us to more fully benefit from increased value we create in these communities,” stated Dan Baty, Co-CEO. “We continue to pursue our strategy of purchasing leased communities which will benefit us over the long-term.  We are pleased that our financing partners are able to work with us to find mutually beneficial outcomes in today’s market.”

Over the past 18 months and after completion of this transaction, the Company will have acquired 149 communities formerly operated under long-term leases for a total purchase price of approximately $1.5 billion.  This transaction will increase the Company’s portfolio of owned properties to 160, or 62.5% of the Company’s total consolidated portfolio.

ABOUT THE COMPANY

Emeritus Corporation is a national provider of assisted living and Alzheimer’s and related dementia care services to seniors.  Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States.  The Company’s communities provide a residential housing alternative for senior citizens who need help with the activities of daily living with an emphasis on assistance with personal care services to provide residents with an opportunity for support in the aging process.  Emeritus currently operates 287 communities in 36 states representing capacity for approximately 24,000 units and 29,000 residents.  For more information about Emeritus, visit the Company's Web site at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  A number of the matters and subject areas discussed in this release that are not historical or current facts deal with potential future circumstances, operations, and prospects.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; increases in interest costs as a result of re-financings; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations, and other uncertainties related to professional liability claims.  We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area.  These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission (SEC), including our Annual Reports Form 10-K and Quarterly Reports Form 10-Q.